UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to Section 240.14a-12

MARCHEX, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

413 Pine Street, Suite 500

Seattle, Washington 98101

Dear holders of Class A common stock and Class B common stock of Marchex, Inc. (“Marchex” or the “Company”):

You are cordially invited to attend the annual meeting of stockholders of Marchex to be held at the Grand Hyatt, 721 Pine Street, Seattle, Washington 98101 on Friday, May 11, 2007, at 10:00 a.m. local time. The annual meeting is being held for the following purposes:

(1)	To elect five individuals to serve on the Company’s Board of Directors for the ensuing year and until their successors are elected;

(2)	To ratify the appointment of the independent registered public accounting firm KPMG LLP as the Company’s independent accountants for the current fiscal year; and

(3)	To transact any other business that may properly come before the annual meeting and any adjournment or postponement thereof.

These items are fully discussed in the following pages, which are made part of this notice. Only holders of record of the Company’s Class A common stock and Class B common stock on the books of the Company at the close of business on April 4, 2007, are entitled to vote at the annual meeting. A list of stockholders entitled to vote will be available for inspection by any stockholder for any purpose germane to the meeting at the offices of Marchex, Inc., 413 Pine Street, Suite 500, Seattle, Washington, during ordinary business hours for the 10 days prior to the annual meeting.

Whether or not you plan to attend, please promptly complete, sign, date and return your proxy card in the enclosed envelope, so that we may vote your shares in accordance with your wishes and so that enough shares are represented to allow us to conduct the business of the annual meeting. If you hold shares in “street name”, you may be able to vote over the internet or by telephone by following the instructions on your proxy card. Mailing your proxy(ies) or voting over the internet or by telephone does not affect your right to vote in person if you attend the annual meeting. If you attend the meeting and vote in person, the proxy will not be used.

By order of the Board of Directors,

Russell C. Horowitz Chairman and Chief Executive Officer

April 12, 2007

Your vote is very important. Even if you plan to attend the meeting,

PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY.

PROXY STATEMENT

FOR THE

ANNUAL MEETING OF STOCKHOLDERS

413 Pine Street, Suite 500

Seattle, Washington 98101

INFORMATION ABOUT SOLICITATION AND VOTING

General

The enclosed proxy is solicited by the Board of Directors of Marchex for use in voting at the annual meeting of stockholders to be held at 10:00 a.m., local time, on Friday, May 11, 2007, at the Grand Hyatt located at 721 Pine Street, Seattle Washington 98101, and any postponement or adjournment of that meeting. The Company’s telephone number is (206) 331-3300. The purpose of the annual meeting is to consider and vote upon the proposals outlined in this proxy statement and the attached notice.

Marchex’s Class B common stock and preferred stock are traded on the Nasdaq Global Market.

These proxy solicitation materials were mailed on or about April 12, 2007, together with the Company’s annual report, to all holders of Class A common stock and Class B common stock entitled to vote at the meeting. The holders of the Company’s preferred stock are not entitled to vote at the meeting.

Record Date and Outstanding Shares

Only holders of record of shares of Class A common stock and Class B common stock on the books of the Company at the close of business on the record date, April 4, 2007, will be entitled to vote at the annual meeting. As of the close of business on the record date, there were 11,659,216 shares of Class A common stock outstanding and held of record by 5 stockholders and 30,151,718 shares of Class B common stock outstanding and held of record by approximately 117 stockholders.

Proxies

The Board of Directors has selected Michael A. Arends, Chief Financial Officer, and Ethan Caldwell, General Counsel and Secretary, as proxies for the annual meeting. By submitting your proxy, you will authorize Mr. Arends and Mr. Caldwell to represent you and vote your shares at the meeting in accordance with your instructions. They may also vote your shares to adjourn the meeting and will be authorized to vote your shares at any adjournments or postponements of the meeting.

Meeting Attendance and Admission

You are entitled to attend the annual meeting only if you are a stockholder of record or a beneficial owner as of April 4, 2007. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. You should be prepared to present a photo identification and proof of your stockholder status or beneficial ownership prior to being admitted to the annual meeting. If you are the stockholder of record, you will need to provide proof of status in the form of your proxy card. If you hold your shares in “street name,” you must provide proof of beneficial ownership on the record date, such as a brokerage account statement showing that you owned Marchex stock as of the record date, a copy of the voting instruction card provided by your broker, bank or other nominee, or other similar evidence of ownership as of the record date. If you do not present photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the annual meeting.

Voting and Solicitation

Each stockholder entitled to vote at the meeting may vote in person at the annual meeting or by proxy. If you are the record holder of your shares and attend the meeting in person, you may deliver your completed proxy card to us at the meeting. If your shares are held in “street name,” please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or on the internet and if you wish to vote in person at the annual meeting, you must obtain a “legal proxy” from the bank or brokerage firm that holds your shares.

When proxies are properly dated, executed and returned, the shares they represent will be voted at the annual meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted FOR the election of the nominees for directors set forth herein and FOR ratification of the appointment of accountants. In addition, if other matters come before the annual meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters. Each holder of shares of Class A common stock is entitled to 25 votes for each share of Class A common stock held as of the record date, and each holder of shares of Class B common stock is entitled to 1 vote for each share of Class B common stock held as of the record date. The Class A common stock and Class B common stock will vote together as a single class on all matters described in these proxy materials for which your vote is being solicited.

The Company is paying all costs of the solicitation of proxies, including the expenses of printing and mailing to its stockholders the proxy, this proxy statement and the accompanying notice of annual meeting of stockholders. The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses, in accordance with the regulations of the Securities and Exchange Commission (“SEC”), in sending proxies and proxy materials to the beneficial owners of the voting stock. Proxies may be solicited by the Company’s officers, directors and regular employees, without compensation, personally or by telephone or facsimile.

Required Vote

Directors must be elected by a plurality of the votes cast. Accordingly, shares not voted in the election of directors (including shares covered by a proxy as to which authority is withheld to vote for all nominees) and shares not voted for any particular nominee (including shares covered by a proxy as to which authority is withheld to vote for only one or fewer than all of the identified nominees) will not prevent the election of any of the nominees for director. The ratification of the independent accountants for the Company for the current year will require the affirmative vote of a majority of the shares of the Company’s Class A common stock and Class B common stock present or represented and entitled to vote at the annual meeting.

Revocability of Proxies

A proxy given pursuant to this solicitation may be revoked at any time before its use by delivering a written revocation to the Secretary of the Company, delivering a duly executed proxy bearing a later date or attending and voting in person at the annual meeting.

Quorum; Abstentions; Broker Non-Votes

A quorum is required for the transaction of business during the annual meeting. A quorum is present when a majority of stockholder votes are present in person or by proxy. Shares that are voted “FOR”, “AGAINST” or “WITHHELD” on a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as votes cast by the Class A common stock or Class B common stock present in person or represented by proxy at the annual meeting and entitled to vote on the subject matter.

The Company will count abstentions for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of votes cast with respect to a proposal (other than the election of directors). As a result, abstentions will have the same effect as a vote against the proposal.

Broker non-votes (shares held of record by brokers as to which the beneficial owners have given no voting instructions and which the broker elects or is required to leave unvoted) will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. Broker non-votes will not be counted for purposes of determining the number of votes cast with respect to the particular proposal. Thus, a broker non-vote will not have any effect on the outcome of the voting on a proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

To the Company’s knowledge, the following table sets forth information regarding the beneficial ownership of our Class A common stock and Class B common stock as of April 4, 2007 by:

•	each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of the outstanding shares of our Class A common stock or Class B common stock;

•	each of our directors and nominees for director;

•	each of our executive officers listed in the “Summary Compensation Table” (“Named Executive Officers”); and

•	all of our directors, nominees for director and executive officers as a group.

Percentage of beneficial ownership is based on 11,659,216 shares of our Class A common stock and 30,151,718 shares of our Class B common stock outstanding as of April 4, 2007. This percentage excludes the shares of Class B common stock issuable upon conversion of the preferred stock. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of April 4, 2007, are deemed outstanding. These shares are not, however, deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as otherwise noted below, the address for each beneficial owner listed below is c/o Marchex, Inc., 413 Pine Street, Suite 500, Seattle, Washington 98101.

	Shares Beneficially Owned				% Total Voting Power(1)
	Class A Common Stock		Class B Common Stock
Name and, as appropriate, address of Beneficial Owner	Shares	%	Shares	%
5% Security Holders
Mazama Capital Management, Inc.(2) One Southwest Columbia Street Portland, OR 97258	—		3,585,200	11.9%	*
Capital Research and Management Company(3) 333 South Hope Street Los Angeles, CA 90071	—		2,975,000	9.9%	*
Wells Fargo & Company(4) 420 Montgomery Street San Francisco, CA 94104	—		2,238,585	7.4%	*
SMALLCAP World Fund, Inc.(3) 333 South Hope Street Los Angeles, CA 90071	—		2,125,000	7.1%	*
FMR Corporation(5) 82 Devonshire Street Boston, MA 02109	—		1,949,200	6.5%	*
Named Executive Officers and Directors
Russell C. Horowitz(6)	7,953,423	68.2%	1,433,333	4.8%	62.3%
Michael A. Arends(7)	—		513,638	1.7%	*
Cameron Ferroni(8)	—		75,055	*	*
John Keister(9)	2,000,167	17.2%	672,993	2.2%	15.8%
Dennis Cline(10)	—		142,625	*	*
Anne Devereux	—		—
Jonathan Fram(11)	—		70,000	*	*
All directors and executive officers as a group (9 persons)(12)	11,209,216	96.1%	2,942,644	9.8%	87.9%

Except as indicated in the footnotes below and except as subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

*	Beneficial ownership or total voting power, as the case may be, representing less than one percent.
(1)

Percentage of voting power represents voting power with respect to shares of our Class A common stock and Class B common stock, as a single class. Each holder of Class A common stock shall be entitled to 25 votes per share of Class A common stock and each holder of Class B common stock shall be entitled to 1 vote per share of Class B common stock on all matters submitted to a vote of stockholders, except as may otherwise be required by law. The Class A common stock is convertible at any time by the holder into shares of Class B common stock on a share-for-share basis.

(2)

Based on the most recently available Schedule 13G filed with the SEC on January 9, 2007 by investment advisor Mazama Capital Management, Inc. (“Mazama”), an investment advisor with an address at One Southwest Columbia Street, Portland OR 97258. Pursuant to such Schedule 13G, Mazama is the beneficial owner of 3,585,200 shares of our Class B common stock has sole voting power as to 2,210,700 shares of our Class B common stock and sole dispositive power to 3,585,200 shares of our Class B common stock.

(3)

Based on the most recently available Schedule 13G/A filed jointly with the SEC on February 12, 2007 by Capital Research Management Company (“CRMC”), an investment advisor, and SMALLCAP World Fund, Inc. (“SWF”), an investment advisor, each with an address of 333 South Hope Street, Los Angeles, CA 90071. Pursuant to such Schedule 13G/A, CRMC has sole voting power and sole dispositive power as to 2,975,000 shares of our Class B common stock and is deemed to be the beneficial owner of 2,975,000 shares of our Class B common stock, including 2,125,000 shares of our Class B common stock beneficially owned by SWF, to which entity CRMC provides advisory services. SWF does not report sole voting power or sole dispositive power as to any shares of our Class B common stock.

(4)

Based on the most recently available Schedule 13G filed with the SEC on January 24, 2007 by Wells Fargo & Company (“Wells Fargo”), a parent holding company/control person with an address at 420 Montgomery Street, San Francisco, CA 94104, on its behalf and on behalf of the following wholly-owned Wells Fargo subsidiaries: Wells Capital Management Incorporated, and investment advisor; Wells Fargo Funds Management, LLC, an investment advisor; Peregrine Capital Management, Inc. an investment advisory; and Wells Fargo Bank, National Association, a bank. Pursuant to such Schedule 13G, Wells Fargo is the beneficial owner of 2,238,585 shares of our Class B common stock, has sole voting power as to 1,741,024 shares of our Class B common stock, sole dispositive power as to 2,386,787 shares of our Class B common stock and shared dispositive power with respect to 1,000 shares of our Class B common stock.

(5)

Based on the most recently available Schedule 13G filed jointly with the SEC on February 14, 2007 by FMR Corporation (“FMR”), a parent holding company/control person, Edward C. Johnson III (“Johnson”), an individual and Chairman of FMR, and Fidelity Management & Research Company (“Fidelity”), an investment advisory and wholly-owned subsidiary of FMR, all with an address at 82 Devonshire Street, Boston, MA 02109. Pursuant to such Schedule 13G, Fidelity is the beneficial owner of 1,949,200 shares of our Class B common stock. FMR, through its control of Fidelity, and Johnson, who together with members of his family (together, the “Johnson Family Group”) are the predominant owners, directly or through trusts, of shares of Series B common stock of FMR representing 49% of the voting power of FMR, each has sole dispositive power as to 1,949,200 shares of our Class B common stock. None of FMR, Johnson or Fidelity report sole voting power as to such shares of our Class B common stock. The Johnson Family Group and all other holders of shares of Series B common stock of FMR have entered into a shareholders’ voting agreement (the “Voting Agreement”) under which all such shares of Series B common stock will be voted in accordance with the majority vote of such shares of Series B common stock. Accordingly, through their ownership of shares of Series B common stock of FMR and their execution of the Voting Agreement, members of the Johnson Family Group may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR.

(6)

Includes: (1) 7,953,423 shares of our Class A common stock held by MARRCH Investments, LLC; (2) 1,335,000 shares of our Class B common stock held by MARRCH Investments, LLC; and (3) 83,333 shares of our Class B common stock held by Pemrose, LLC. Mr. Horowitz is the managing member of these entities and, as such, may be deemed to exercise voting and investment power over the shares held by all of these entities. It also includes 5,000 shares of our Class B common stock held in an Individual Retirement Account for the benefit of Mr. Horowitz.

(7)

Includes: (1) 470,138 shares of our Class B common stock subject to options that are currently exercisable or exercisable within 60 days of April 4, 2007; (2) 10,500 shares of our Class B common stock held by the Nicole Marie Arends 2003 Trust for the benefit of Nicole Marie Arends, the daughter of Mr. Arends, for which shares Mr. Arends disclaims beneficial ownership; (3) 15,000 shares of Class B common stock held in an Individual Retirement Account for the benefit of Mr. Arends; and (4) 6,500 shares of Class B common stock held in an Individual Retirement Account for the benefit of Diana Arends, Mr. Arends’ wife.

(8)

Includes: (1) 75,000 shares of our Class B common stock subject to options that are currently exercisable or exercisable within 60 days of April 4, 2007; and (2) 55 shares of Class B common stock held by Lara Ferroni, Mr. Ferroni’s wife.

(9)

Includes: (1) 6,160 shares of our Class B common stock held in an Individual Retirement Account for the benefit of Mr. Keister; and (2) 50,129 shares of our Class B common stock held in a Grantor Retained Annuity Trust, of which Mr. Keister is the grantor.

(10)

Includes: (1) 97,625 shares of our Class B common stock held by DMC Investments, LLC, a limited liability company of which Mr. Cline is the managing member; (2) 35,000 shares of Class B common stock subject to options that are currently exercisable or exercisable within 60 days of April 4, 2007; and (3) an aggregate 10,000 shares of our Class B common stock held by four different trusts for the benefit of his children. Mr. Cline disclaims beneficial ownership for the shares in this section (3).

(11)

Includes: (1) 15,000 shares of our Class B common stock held by the Jonathan and Leslie Fram Trust for the benefit of Mr. Fram and Leslie Fram, Stanford Fram, Timothy Fram and Sarah Fram, Mr. Fram’s wife and children; and (2) 45,000 shares of Class B common stock subject to options that are currently exercisable or exercisable within 60 days of April 4, 2007.

(12)

Includes an aggregate of: (1) 11,209,216 shares of our Class A common stock; (2) 2,942,644 shares of our Class B common stock (including 20,500 shares for which beneficial ownership has been disclaimed); and (3) 625,138 shares of our Class B common stock subject to options that are currently exercisable or exercisable within 60 days of April 4, 2007.

PROPOSAL ONE—ELECTION OF DIRECTORS

(Item 1 on Proxy Card)

The Board of Directors currently consists of five (5) individuals, all of whom have been nominated for election at the annual meeting. Directors are to be elected to hold office until the next Annual Meeting of Stockholders and until their respective successors have been elected and qualified. The names and ages of the five (5) nominees are set forth below:

Name	Age	Position(s)	Director Since
Russell C. Horowitz	40	Chairman of the Board of Directors, Chief Executive Officer and Treasurer	January 2003
John Keister	40	President, Chief Operating Officer and Director	January 2003
Dennis Cline(1)(2)(3)	46	Director	May 2003
Anne Devereux(1)(2)(3)	45	Director	October 2006
Jonathan Fram(1)(2)(3)	50	Director	May 2003

(1)	Member of the Audit Committee.
(2)	Member of the Nominating and Governance Committee.
(3)	Member of the Compensation Committee.

Russell C. Horowitz. Mr. Horowitz is a founding executive officer and has served as the Chairman of our Board of Directors, Chief Executive Officer and Treasurer since our inception in January 2003. From January 2001 to December 2002, Mr. Horowitz and our other founding executive officers jointly reviewed new business opportunities in the retail, media, finance and technology industries. Mr. Horowitz was previously a founder of Go2Net, a provider of online services to merchants and consumers, including online payment authorization technology, Web search and directory services and merchant Web hosting, and served as its Chairman and Chief Executive Officer from its inception in February 1996 until its merger into InfoSpace, a provider of online services focused on Web search, online payment solutions for merchants, mobile infrastructure applications and content for wireless carriers, in October 2000, at which time Mr. Horowitz served as the Vice Chairman and President of the combined company through the merger integration process until January 2001. Additionally, Mr. Horowitz served as the Chief Financial Officer of Go2Net from its inception until May 2000. Prior to Go2Net, Mr. Horowitz served as the Chief Executive Officer and a director of Xanthus Management, LLC, the general partner of Xanthus Capital, a merchant bank focused on investments in early-stage companies, and was a founder and Chief Financial Officer of Active Apparel Group, now Everlast Worldwide. Mr. Horowitz received a B.A. in Economics from Columbia College of Columbia University.

John Keister. Mr. Keister is a founding executive officer and has served as our Chief Operating Officer and as a member of our Board of Directors since our inception in January 2003, and as our President since December 2003. From February 2001 to December 2002, Mr. Keister reviewed, together with our other founding executive officers, new business opportunities in the retail, media, finance and technology industries. Mr. Keister was previously a founder of Go2Net and served as its President from 1999 until its merger into InfoSpace in October 2000, at which time he served as Executive Vice President of the Consumer Division of the combined company through the merger integration process until January 2001. He also served as a member of the Board of Directors of Go2Net and as its Chief Operating Officer from 1996 to 1999. Mr. Keister received B.A. degrees in Philosophy and in Diplomacy & World Affairs from Occidental College.

Dennis Cline. Mr. Cline has served as a member of our Board of Directors since May 2003. Mr. Cline is currently the Chairman of the Board of Directors of netForensics, a privately held company. From October 2005 to December 2006, Mr. Cline was the Chief Executive Officer of netForensics, Inc., a provider of security information management solutions. Prior to joining netForensics as Chief Executive Officer, Mr. Cline was Managing Partner of DMC Investments, a firm he founded in 2000, which provides capital and consulting services to technology companies. From 1998 to 2000, Mr. Cline was the Chief Executive Officer of DirectWeb,

a provider of a bundled solution of computer hardware and Internet access for consumers. Prior to DirectWeb Mr. Cline was a senior executive at Network Associates, a provider of computer security solutions. Mr. Cline received his J.D. from Rutgers School of Law and his B.A. from Rutgers University.

Anne Devereux. Ms. Devereux has served as a member of our Board of Directors since October 2006. Ms. Devereux has more than 20 years of experience in marketing and advertising. Ms. Devereux currently serves as Chief Executive Officer of TBWA\WorldHealth, a global marketing services network dedicated to healthcare and lifestyle brands and also Chief Executive Officer of LLNS, a healthcare communications agency, both of which are divisions of Omnicom Group Inc. (NYSE: OMC). From February 2003 to May 2006, Ms. Devereux was the Chief Integration Officer as well as Managing Director of all health-related assignments within BBDO New York, an advertising agency. From May 2002 to February 2003, Ms. Devereux was President of DVC Healthcare, a promotional marketing company. Ms. Devereux received a B.A. degree from Wellesley College.

Jonathan Fram. Mr. Fram has served as a member of our Board of Directors since May 2003. Mr. Fram currently serves as a Managing Partner of Maveron LLC, a venture capital firm. Prior to Maveron, Mr. Fram was an Entrepreneur in Residence for Doll Capital Management, a venture capital firm, from June 2005 through March 2006. From May 2002 through December 2003, Mr. Fram was the Chief Executive Officer for Envivio, a privately-held company and a provider of MPEG-4 broadcast and streaming video systems. From October 2001 to May 2002, Mr. Fram was the Acting Chief Executive Officer of Envivio while he was a consultant to France Telecom, Envivio’s majority shareholder at that time. From August 2000 to July 2001, Mr. Fram was the President and Chief Executive Officer of eVoice, an online voicemail and unified messaging provider, until its sale to America Online in July 2001. Prior to eVoice from July 1999 to August 2000, Mr. Fram was the President of Net2Phone, a provider of voice services over IP networks, until AT&T acquired a controlling interest in the company. Prior to Net2Phone, from 1991 to 1999, Mr. Fram was a General Manager at Bloomberg, responsible for the Television, Internet and Radio divisions. Mr. Fram received a B.S. degree in Electrical Engineering and Computer Science from Princeton University.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED ABOVE TO THE BOARD OF DIRECTORS.

CORPORATE GOVERNANCE

Board Independence

The Board of Directors determined that, other than Messrs. Horowitz and Keister, each of the members of the board is an independent director for the purposes of the Nasdaq Marketplace Rules. The Board has also determined that Mr. Thompson, who served as a director until October of 2006, was independent at the time he served as a director.

Committees and Meeting Attendance

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Each of these committees operates under a written charter adopted by the board. Copies of these charters are available on our website at www.marchex.com. The Board of Directors held seven meetings during the fiscal year ended December 31, 2006. Each of the standing committees of the board held the number of meetings indicated below. During the last fiscal year, each of our directors attended at least 75% of the total number of meetings of the board and all of the committees of the board on which such director served held during that period. Directors are encouraged to attend our annual meetings of stockholders. Four of our five directors, who then comprised the Board of Directors, attended last year’s annual meeting.

The following table sets forth the three standing committees of the board, the members of each committee during the last fiscal year and the number of meetings held by each committee:

Name of Director	Audit(1)	Compensation(2)	Nominating and Governance(3)
Dennis Cline	Member	Chair	Member
Anne Devereux	Member	Member	Chair
Jonathan Fram	Chair	Member	Member
Rick Thompson	*	*	*
Number of Meetings:	8	5	4
Action by Written Consent	—	4	1

* = Former Committee Chair or Member

(1)

From January 1, 2006 through October 19, 2006, the members of the Audit Committee were Messrs. Cline, Fram and Thompson and Mr. Thompson served as Chair. Effective October 19, 2006, Mr. Thompson resigned from the Board of Directors and the Audit, Compensation and Nominating and Governance Committees. Following Mr. Thompson’s resignation from the Audit Committee, Mr. Fram was appointed Chair of the Audit Committee and Ms. Devereux was appointed to the Audit Committee effective October 19, 2006.

(2)

From January 1, 2006 through October 19, 2006, the members of the Compensation Committee were Messrs. Cline, Fram and Thompson. Effective October 19, 2006, Mr. Thompson resigned from the Board of Directors and the Audit, Compensation and Nominating and Governance Committees. Following Mr. Thompson’s resignation from the Compensation Committee, Ms. Devereux was appointed to the Compensation Committee effective October 19, 2006.

(3)

From January 1, 2006 through October 19, 2006, the members of the Nominating and Governance Committee were Messrs. Cline, Fram and Thompson and Mr. Fram served as Chair. Effective October 19, 2006, Mr. Thompson resigned from the Board of Directors and the Audit, Compensation and Nominating and Governance Committees and Mr. Fram resigned as Chair of the Nominating and Governance Committee. Following Mr. Thompson’s resignation from the Nominating and Governance Committee and Mr. Fram’s resignation as Chair, Ms. Devereux was appointed to the Nominating and Governance Committee effective October 19, 2006 as Chair.

Audit Committee

The members of the Audit Committee are Messrs. Cline and Fram and Ms. Devereux. Each of the members of the Audit Committee is independent for purposes of the Nasdaq Marketplace Rules as they apply to Audit Committee members. Messrs. Cline and Fram are Audit Committee financial experts, as defined in the rules of the Securities and Exchange Commission. The Audit Committee operates under a charter that is available on our website at www.marchex.com. The functions of the Audit Committee include reviewing, with the Company’s independent accountants, the scope and timing of the independent accountants’ services, the independent accountants’ report on the Company’s consolidated financial statements following completion of the Company’s audits, and the Company’s internal accounting and financial control policies and procedures, and making annual recommendations to the Board of Directors for the appointment of independent accountants for the ensuing year. The Audit Committee held eight meetings during the fiscal year ended December 31, 2006. Additional information regarding the Audit Committee is set forth in the Report of the Audit Committee immediately following Proposal Two.

Compensation Committee

The members of the Compensation Committee are Messrs. Cline and Fram and Ms. Devereux. Each of the members of the Compensation Committee is independent for purposes of the Nasdaq Marketplace Rules. The Compensation Committee operates under a charter that is available on our website at www.marchex.com. The Compensation Committee held five meetings during the fiscal year ended December 31, 2006 and took action by written consent on four occasions.

The purpose of the Compensation Committee is to assist the Board of Directors in carrying out its responsibilities with respect to: (i) overseeing the Company’s compensation policies and practices; (ii) reviewing and approving annual compensation and compensation procedures for the Company’s executive officers; and (iii) overseeing and recommending director compensation to the Board of Directors. More specifically, the Compensation Committee’s responsibilities include: overseeing the Company’s general compensation structure, policies and programs, and assessing whether the Company’s compensation structure establishes appropriate incentives for management and employees; making recommendations to the Board of Directors with respect to, and administering, the Company’s incentive compensation and equity-based compensation plans, including the Company’s stock option plan and employee stock purchase plan; reviewing and approving compensation procedures for the Company’s executive officers; recommending to the independent directors for approval the compensation of the Chief Executive Officer based on relevant corporate goals and objectives and the Board of Directors’ performance evaluation of the Chief Executive Officer; and reviewing and recommending to the Board of Directors for approval the compensation of executive officers other than the Chief Executive Officer; reviewing and recommending to the Board of Directors employment and retention agreements for executive officers, including change of control provisions, plans or agreements; reviewing the compensation of directors for service on the Board of Directors and its committees. Regarding most compensation matters, including executive and director compensation, the Company’s management provides recommendations to the Compensation Committee. The Compensation Committee has delegated its authority to grant awards under the Company’s stock incentive plan to eligible employees who are not executive officers to the Stock Option Grant Subcommittee within certain pre-approved limits. The Stock Option Grant Subcommittee consists of two of the Company’s directors, Messrs. Horowitz and Keister, and such committee regularly reports any grants made to the Compensation Committee. The Company does not currently and in the past has not engaged any consultant related to executive and/or director compensation matters.

Nominating and Governance Committee

The members of the Nominating and Governance Committee are Messrs. Cline and Fram and Ms. Devereux Each of the members of the Nominating and Governance Committee is independent for purposes of the Nasdaq Marketplace Rules. The Nominating and Governance Committee operates under a charter that is available on our website at www.marchex.com. The Nominating and Governance Committee identifies individuals qualified to become board members, recommends to the board those persons to be nominated for election to our board at the annual meeting of stockholders, develops and recommends to the board a set of corporate governance principles applicable to the Company and oversees the evaluation of the board and management. The Nominating and Governance Committee held four meetings during the fiscal year ended December 31, 2006 and took action by written consent on one occasion.

Nomination of Directors

The Nominating and Governance Committee may use third party executive search firms to help identify prospective director nominees. In evaluating the suitability of each candidate, the Nominating and Governance Committee will consider issues of character, judgment, independence, age, expertise, diversity of experience, length of service, other commitments and the like. While there are no specific minimum qualifications for director nominees, the ideal candidate should exhibit (i) independence, (ii) integrity, (iii) qualifications that will increase overall board effectiveness, and (iv) an ability to meet other requirements as may be required by applicable rules, such as financial literacy or expertise for Audit Committee members. The Nominating and Governance Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.

Our evaluations of potential directors include, among other things, an assessment of a candidate’s background and credentials, personal interviews, and discussions with appropriate references. Once we have selected appropriate candidates, we present them to the full Board for election if a vacancy occurs or is created by an increase in the size of the board during the course of the year, or for nomination if the director is to be first elected by stockholders.

Marchex stockholders may recommend individuals to the Nominating and Governance Committee for consideration as potential director candidates by submitting their names and appropriate supporting background and biographical information to: Marchex Nominating and Governance Committee, 413 Pine Street, Suite 500, Seattle, WA 98101, Attention: General Counsel. The recommendation must include any relevant information, including the candidate’s name, home and business contact information, detailed biographical data and qualifications, and information regarding any relationships between the candidate and the Company within the last three years. Acceptance of a recommendation does not mean that the committee will ultimately nominate the recommended candidate.

Ms. Devereux, who was appointed to the Board of Directors during 2006, was recommended to the Nominating and Governance Committee by Mr. Horowitz.

Code of Conduct and Code of Ethics

The Company has adopted a code of conduct applicable to each of the Company’s officers, directors and employees, and a code of ethics applicable to the Company’s Chief Executive Officer and the Company’s senior financial officers, as contemplated by Section 406 of the Sarbanes-Oxley Act of 2002 and both codes are available on our website at www.marchex.com.

Corporate Governance Guidelines

The Board of Directors has adopted corporate governance guidelines to ensure effective corporate governance which are available on our website at www.marchex.com.

Executive Session

The corporate governance guidelines provide that the Company’s independent directors shall meet regularly (not less than two times per year) in executive session at which only the Company’s independent directors shall be present. The independent directors met in executive session five times during the fiscal year ended December 31, 2006.

Compensation Committee Interlocks and Insider Participation

None of Ms. Devereux or Messrs. Cline, Fram or Thompson, the members of the Compensation Committee during 2006, are or have been an officer or employee of the Company. No member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. During fiscal 2006, none of the Company’s executive officers served on the Compensation Committee (or its equivalent) or Board of Directors of another entity any of whose executive officers served on the Company’s Compensation Committee or Board of Directors.

Communications with Directors

The Board of Directors provides a process for Marchex stockholders to send communications to the Board of Directors. Any stockholder who desires to contact the Board of Directors may do so by writing to: Marchex, Inc., 413 Pine Street, Suite 500, Seattle, WA 98101, Attention: Ethan Caldwell, Secretary. Communications received by mail will be screened by the Secretary for appropriateness before either forwarding to or notifying the members of the Board of Directors of receipt of a communication.

PROPOSAL TWO—RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

(Item 2 on Proxy Card)

The Board of Directors has reappointed the firm of KPMG LLP, an independent registered public accounting firm, as independent accountants of Marchex for the current fiscal year. Stockholder ratification of the selection of KPMG LLP as Marchex’s independent accountants is not required by Marchex’s bylaws, Delaware corporate law or otherwise. The Board of Directors has elected to seek such ratification as a matter of good corporate practice. Should the stockholders fail to ratify the selection of KPMG LLP as independent accountants, the Board of Directors will consider whether to retain that firm for the year ending December 31, 2007 and will consider the appointment of other certified public accountants. KPMG LLP audited the financial statements of Marchex and its subsidiaries for the fiscal year ended December 31, 2006. Representatives of KPMG LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP.

The Board of Directors has reappointed KPMG LLP (“KPMG”) to examine the financial statements of Marchex for fiscal year 2007. In addition to audit services, KPMG also provided certain non-audit services to Marchex in 2006. The terms of Marchex’s engagement agreements with KPMG provide for alternative dispute resolution procedures, exclude the award of punitive damages and contain certain other limitations.

Accounting Fees and Services

During fiscal years 2005 and 2006, we retained KPMG to provide professional services in the following categories and amounts:

Fee Category	2005		2006
Audit Fees		$589,000		$813,000
Audit-Related Fees		$388,000		$64,000
Tax Fees		$47,000		$35,000
All Other Fees	$	None	$	None

Total All Fees		$1,024,000		$912,000

“Audit-related fees” consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. This category includes fees for due diligence for acquisitions, accounting consultation matters, audits of acquired companies and related correspondence with regulatory agencies.

“Tax fees” consist of fees for professional services for tax return preparation and consultation on matters related to acquisitions and tax credits.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of KPMG and has concluded that it is.

The Audit Committee pre-approved 100% of the 2005 and 100% of the 2006 KPMG fees above pursuant to the pre-approval policy described below.

Policy on Pre-Approval by Audit Committee of Services Performed by Independent Accountants

The policy of the Audit Committee is to pre-approve all audit and permissible non-audit services to be performed by the independent accountants during the fiscal year. The Audit Committee pre-approves services by authorizing specific projects within the categories outlined above, subject to the budget for each category. The Audit Committee’s charter delegates to its chairman the authority to address any requests for pre-approval of services between Audit Committee meetings, and the chairman must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

The following “Report of the Audit Committee” and related disclosure shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933 (the “Securities Act”) or under the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised of directors Cline, Devereux and Fram. The role of the Audit Committee is to assist the Board of Directors in its oversight of Marchex’s financial reporting process. The Audit Committee performs the duties set forth in its current charter which is available on the Company’s website at www.marchex.com.

As noted in the Audit Committee’s charter, Marchex’s management is responsible for preparing the Company’s financial statements. The Company’s independent accountants are responsible for auditing the financial statements. The activities of the Audit Committee are in no way designed to supercede or alter those traditional responsibilities. The Audit Committee’s role does not provide any special assurances with regard to Marchex’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent accountants.

Each member of the Audit Committee meets the independence criteria prescribed by applicable law and the rules of the Securities and Exchange Commission (“SEC”) for Audit Committee membership and is an “independent director” within the meaning of the Nasdaq listing standards. In addition, the Board of Directors has determined that each of Messrs. Cline and Fram qualifies as an Audit Committee financial expert,” as defined by SEC rules.

The Audit Committee has reviewed and discussed with Marchex’s independent accountants, KPMG LLP (“KPMG”), matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended. We have received from KPMG a formal written statement consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). We have discussed with KPMG matters relating to its independence, including a review of both audit and non-audit fees, and considered the compatibility of non-audit services with the accountants’ independence.

The Audit Committee has reviewed and discussed with management and KPMG the audited financial statements for the fiscal year ended December 31, 2006. The Audit Committee met with KPMG, with and without management present, to discuss results of its examinations, its evaluation of Marchex’s internal controls, and the overall quality of Marchex’s financial reporting.

Based on the reports, discussions and reviews referred to above, in reliance on management and the independent accountants and subject to the limitations on our role and responsibilities in our charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the SEC.

Following a review of the independent accountant’s performance and qualifications, including consideration of management’s recommendation, the Audit Committee approved the reappointment of KPMG LLP as Marchex’s independent accountants for the fiscal year ended December 31, 2007.

Respectfully submitted,

THE AUDIT COMMITTEE

Dennis Cline

Anne Devereux

Jonathan Fram, Chair

ADDITIONAL INFORMATION RELATING TO OUR DIRECTORS AND EXECUTIVE OFFICERS

Executive Officers

Our executive officers, and their respective ages as of April 4, 2007, are as follows:

Name	Age	Position(s)
Russell C. Horowitz	40	Chief Executive Officer and Treasurer
Michael A. Arends	36	Chief Financial Officer
Ethan Caldwell	38	Chief Administrative Officer, General Counsel and Secretary
Peter Christothoulou	35	Chief Strategy Officer
Cameron Ferroni	37	Chief Technology Officer
John Keister	40	President and Chief Operating Officer

Biographical information for our executive officers who also serve as directors is set forth above (See “Proposal One—Election of Directors”). Biographical information for all other executive officers is set forth below.

Michael A. Arends. Mr. Arends has served as our Chief Financial Officer since May 2003. Prior to joining Marchex, Mr. Arends held various positions at KPMG since 1995, most recently as a Partner in KPMG’s Pacific Northwest Information, Communications and Entertainment assurance practice. Mr. Arends is a Certified Public Accountant and a Chartered Accountant and received a Bachelor of Commerce from the University of Alberta.

Ethan Caldwell. Mr. Caldwell is a founding executive officer and has served as our Chief Administrative Officer, General Counsel and Secretary since our inception in January 2003. From January 2001 to December 2002, Mr. Caldwell reviewed, together with our other founding executive officers, new business opportunities in the retail, media, finance and technology industries. Mr. Caldwell was previously Senior Vice President, General Counsel and Corporate Secretary of Go2Net, from November 1996, until its merger with InfoSpace in October 2000. Mr. Caldwell assisted in the integration of Go2Net with InfoSpace through December 2000. Mr. Caldwell received his J.D. from the University of Maryland and his B.A. in Political Science from Occidental College.

Peter Christothoulou. Mr. Christothoulou is a founding executive officer and has served as our Chief Strategy Officer since our inception in January 2003. From January 2001 to December 2002, Mr. Christothoulou reviewed, together with our other founding executive officers, new business opportunities in the retail, media, finance and technology industries. Mr. Christothoulou was previously the Senior Vice President of Strategic

Initiatives for Go2Net, focused on strategic acquisitions and investments, from January 2000 until its merger with InfoSpace in October 2000, at which time he served as the Senior Vice President of Corporate Strategy and Development of the combined company through the merger integration process until January 2001. Prior to Go2Net, Mr. Christothoulou was a Vice President in the Investment Banking Group of U.S. Bancorp Piper Jaffray, focused primarily on merger and acquisition advisory services for technology companies, and was with the investment banking firm from 1996 until January 2000. Mr. Christothoulou received a B.A. in Economics from the University of Washington.

Cameron Ferroni. Mr. Ferroni has served as our Chief Technology Officer since October 2005. He previously held a series of senior leadership positions with the Microsoft Corporation during a 13-year tenure with the company. From 2002 to 2005, Mr. Ferroni was General Manager of Microsoft’s Xbox Software and Services Platform team, managing a unit of more than 200 employees responsible for building and designing all software features for the Xbox 360 product, as well as the next generation of Xbox Live. Prior to that, he served as Product Unit Manager for Xbox and was responsible for forming the initial product vision and strategy. Mr. Ferroni also recruited and managed Xbox’s original 50-person platform software team, then founded and built the Xbox Live product and team. From 1992 to 1999, he held key leadership roles within Microsoft’s Web server and Windows NT businesses. Mr. Ferroni received a B.A.Sc. in Computer Engineering from the University of Waterloo.

Executive Compensation

Compensation Discussion and Analysis

Mr. Horowitz, our chief executive officer, Mr. Arends, our chief financial officer, and Mr. Ferroni, our chief technology officer, are our “Named Executive Officers” or “NEOs” and are included in our Summary Compensation Table on page 20. Our Compensation Committee is responsible for determining the compensation of our NEOs and of all of our other executive officers. The Compensation Committee also reviews general policy matters relating to compensation and employee equity incentive plans, and makes recommendations concerning these matters to our Board of Directors. You can find more information regarding our Compensation Committee on page 10.

We have two principal and related goals for our NEO compensation program:

•	long-term retention of our strong management team; and

•	long-term growth in stockholder value.

This long-term emphasis has historically rendered our NEO compensation packages heavily weighted towards a consideration of long-term equity grants, including stock options and restricted stock awards. In keeping with this overall philosophy, the Compensation Committee does not automatically grant equity to NEOs every year; rather the Compensation Committee analyzes stock ownership in the context of NEO stock holdings and prior equity awards and grants equity compensation when it believes such awards are necessary to recalibrate the cash-equity balance.

Based on a comprehensive internal review of management compensation undertaken during 2006, we have adopted significant changes to our NEO compensation packages for 2007 and thereafter, including an annual cash incentive plan, restricted stock grants, and, in the case of Mr. Arends and Mr. Ferroni, increases in annual salary and new retention agreements.

Long-Term Focus

We believe that our stockholders are best served by NEO compensation programs which focus on rewarding long-term success, not just short-term gains. As a result, our compensation philosophy is driven by two principal goals:

•

Long-Term Retention of our Strong Management Team. Our current management team has lengthy and extensive experience in our industry, and has demonstrated the utmost dedication and integrity to our Company and its employees and stockholders. We believe that our continued success is dependent on our ability to retain this well-integrated, seasoned and complementary team. Although we always consider the ultimate interest of our stockholders in setting NEO compensation, we also must acknowledge that our executives face many career options and we therefore must provide strong incentives for them to continue to participate in our growth.

•

Long-Term Growth in Stockholder Value. We believe that management compensation packages should create a commensurate level of risk and opportunity based on business and individual performance. As a result, we emphasize performance-based compensation arrangements which reward NEOs for contributions to our long-term growth and overall corporate success.

NEO Compensation for 2006

Base Salary

During 2006 we paid an annual salary of $50,000 to Mr. Horowitz, $135,000 to Mr. Arends and $95,000 to Mr. Ferroni. These salaries were approved by the Compensation Committee based on their existing stock ownership in our Company, their skills, experience, level of responsibility, and individual accomplishments. The Compensation Committee conferred with Mr. Horowitz when setting the base salary of Mr. Arends and Mr. Ferroni, but Mr. Horowitz did not participate in deliberations regarding his own salary. Mr. Horowitz did however separately indicate his preference to continue his salary at its historical $50,000 level. The Compensation Committee reviewed the total compensation of each NEO, including prior equity grants, exercise history and the value of the equity owned by each NEO subject to continued vesting.

Equity Compensation

All employees and directors are eligible to receive equity awards, consisting of options and/or restricted stock, under our 2003 Amended and Restated Stock Incentive Plan. During 2006 we made one stock option grant to Mr. Arends and did not make any equity grants to Mr. Horowitz or Mr. Ferroni based on a consideration of their respective existing stock ownership and outstanding equity awards from prior years.

Most equity awards for employees, including our NEOs, are tied to their annual performance reviews and are generally granted following the release of our third-quarter financial results. We may occasionally make employee grants outside of that review process; all such awards will be granted as of the date the grant is approved. All new-hire awards have a grant date set to correspond to the date of hire. In all cases the exercise price is the closing market price of our Class B common stock on the grant date.

Compensation Changes for 2007

During 2006, the Compensation Committee conducted an extensive review of executive compensation packages available at public technology and media corporations operating in our industry which could compete for the services of our NEOs, including historical executive cash and equity compensation practices. The Compensation Committee also conducted a comprehensive review of each NEO’s total compensation, including salary, salary history, the number and value of shares owned by the executive subject to vesting, exercise history, and prior equity grants in comparison to the industry compensation data, and assessed the risk the Company faced with respect to retention and motivation of each of its NEOs. The Compensation Committee was advised in its review by outside counsel. On October 2, 2006, the Compensation Committee determined that the following compensation programs would become effective on January 1, 2007:

Annual Salaries

Mr. Horowitz will continue to receive a base annual salary of $50,000 for 2007. The Compensation Committee took into account Mr. Horowitz’s preference to continue his salary at its historical $50,000 level and determined to place greater emphasis on equity compensation for Mr. Horowitz reflected in his restricted stock grant discussed below. Mr. Arends’ 2007 annual salary was increased to $255,000 and Mr. Ferroni’s 2007 annual salary was increased to $200,000 after consideration of their performance and contributions to the Company since they joined our management team and the Compensation Committee’s sense of what was appropriate given compensation available at comparative media, Internet and technology-based public companies. All of these salaries are subject to future adjustment by the Compensation Committee.

Annual Incentive Plan

The Compensation Committee adopted an Annual Incentive Plan commencing in 2007 that provides for payments of cash bonuses to key employees as determined in the sole discretion of the Compensation Committee. The purposes of the Plan are to motivate and reward performance resulting in the achievement of specified corporate objectives, to increase the competitiveness of our management compensation packages without increasing our fixed costs, and to align management compensation with key measures of our financial performance.

Each year the Compensation Committee will determine the maximum aggregate amount of the bonus pool to be awarded for that year in light of the Company’s anticipated financial results, the purposes of the Plan and the anticipated number of participants. The Committee will also determine which employees will be eligible for awards during that year. On or before March 31st of any given fiscal period, the Compensation Committee will set performance targets to be met in order for participants to be eligible for a bonus. The Committee shall link such performance targets to any of the following as the Committee determines in its sole discretion:

•	pre-tax income;

•	adjusted operating income before amortization;

•	operating income before amortization;

•	operating income;

•	net earnings;

•	net income;

•	cash flow or funds from operations;

•	adjusted earnings per share;

•	earnings per share;

•	appreciation in the fair market value of our stock;

•	cost reduction or savings;

•	implementation of critical processes or projects; and

•	adjusted earnings before interest, taxes, depreciation and amortization, or adjusted earnings before any of them.

The Compensation Committee has determined that for 2007 the bonus pool will be up to $1,000,000, and that Messrs. Horowitz, Arends and Ferroni, as well as several other members of our senior management team, will be eligible to be considered for awards under this Plan based on 2007 performance. In February of 2007, the Committee established the performance goals by which it will assess whether to make grants from the 2007 bonus pool with varying payouts under the bonus pool based on certain agreed to Adjusted Operating Income

Before Amortization (“OIBA”) targets. Such targets were determined based on a review of the Company’s actual Adjusted OIBA for the fiscal year ended December 31, 2006 and the Company’s budgeted adjusted OIBA for the fiscal year ended December 31, 2007.

The Plan gives the Compensation Committee sole discretion to award bonuses based on our achievement of the selected performance metrics and on each participant’s performance during the year. The Committee can make awards in any amount to any participant not exceeding that year’s pool in the aggregate, and also has absolute discretion to award no bonuses at all.

Restricted Stock Grants

Effective January 1, 2007 to coincide with the commencement of the new fiscal year, the Compensation Committee granted 800,000 restricted shares of our Class B common stock to Mr. Horowitz, 300,000 shares to Mr. Arends, and 200,000 shares to Mr. Ferroni, in each case under our 2003 Amended and Restated Stock Incentive Plan. The Committee determined the size of these grants based on the review discussed above. Such grants were designed to align the goal of providing long-term shareholder growth with our goal of retaining the Company’s management team by providing them with appropriate financial reward for their performance and risk. For as long as the NEO remains employed by us, the restricted shares will vest as follows:

•	12.5% will vest on each of July 1, 2008, January 1, 2009, July 1, 2009, and January 1, 2010; and

•	the remaining 50% will vest on January 1, 2013.

However, all shares will vest immediately upon a change of control of the Company. The Company has agreed to pay each of them additional amounts that may be required for him to cover excise taxes imposed under the Internal Revenue Code. For more information on these arrangements, please refer to page 21.

Given their extended vesting schedule, we believe that these grants will be particularly effective at further motivating Messrs. Horowitz, Arends and Ferroni to continue to focus on the long-term success of our business enterprise, rather than short-term metrics which tend to fluctuate more and do not consistently and reliably reflect the investment returns available to our stockholders.

Retention Agreements

The Compensation Committee authorized Retention Agreements for Mr. Arends, Mr. Ferroni, and two other members of our senior management team, in order to promote our goal of the long-term retention of our management team. Pursuant to the Retention Agreement, in the event of a change of control of our Company, each of Mr. Arends and Mr. Ferroni would be entitled to a lump sum payment equal to two times the amount calculated by adding (1) his annual salary at that time plus (2) the greater of (a) any bonus he earned with respect to the prior fiscal year or (b) his pro rata portion of the aggregate bonus pool under the Annual Incentive Plan for the current year assuming achievement under the Plan of the maximum performance targets for such year. Under certain circumstances each of Mr. Arends and Mr. Ferroni would also be entitled to reimbursement of health care premiums for 18 months following termination. The Company has agreed to pay each of them additional amounts that may be required for him to cover excise taxes imposed under the Internal Revenue Code. For more information regarding these arrangements, please refer to page 22.

The following “Compensation Committee Report” and related disclosure shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE REPORT

We, the Compensation Committee of the Board of Directors of Marchex, Inc., have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in Marchex’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Respectfully submitted,

THE COMPENSATION COMMITTEE

Dennis Cline, Chair

Anne Devereux

Jonathan Fram

Summary Compensation Table

The following table sets forth information concerning the compensation of our Named Executive Officers during the fiscal year ended December 31, 2006.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
Russell C. Horowitz Chairman and Chief Executive Officer	2006	50,000	—	—	—	—	—	—	50,000
Michael A. Arends Chief Financial Officer	2006	135,000	—	—	562,000	—	—	—	697,000
Cameron Ferroni Chief Technology Officer	2006	95,000	—	—	686,000	—	—	—	781,000

(1)

Reflects the dollar amount recognized for financial statement reporting purposes pursuant to FAS 123(R) without regard to estimated forfeitures and includes amounts from options granted in and prior to 2006. The assumptions used with respect to the valuation of option grants are set forth in “Marchex, Inc. Consolidated Financial Statements—Notes to Financial Statements—Note 6(d)—Stock Option Plan.”

(2)	The total value of all perquisites and personal benefits of each Named Executive Officer falls below the reportable amount for disclosure within this table.

2006 Grants of Plan-Based Awards

The following table sets forth certain information with respect to options granted during the year ended December 31, 2006 to our Named Executive Officers.

Name	Grant Date	Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Michael A. Arends	1/5/2006	100,000	$22.76	1,119,000

(1)

Reflects the dollar amount recognized for financial statement reporting purposes pursuant to 123(R) over the option vesting period without regard to forfeitures. The assumptions used with respect to the valuation of option grants are set forth in “Marchex, Inc. Consolidated Financial Statements—Notes to Financial Statements—Note 6(d)—Stock Option Plan.”

Outstanding Equity Awards at 2006 Fiscal Year-End

The following table sets forth certain information with respect to the value of all unexercised options previously awarded to our Named Executive Officers as of December 31, 2006. No stock awards were outstanding as of that date.

Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Michael A. Arends	5/1/2003	(1)	306,250	43,750	$3.00	5/1/2013
	5/1/2003	(2)	77,777	22,223	$6.50	5/1/2013
	1/5/2006	(3)	0	100,000	$22.76	1/5/2016
Cameron Ferroni	9/28/2005	(4)	62,500	137,500	$15.52	9/28/2015

(1)	The options vest as follows: 33,333 shares at December 31, 2003, 54,167 shares at April 30, 2004, and the remainder will vest every six months in equal increments.
(2)	The options vest as follows: 33,333 shares at October 31, 2004 and the remainder will vest every six months in equal increments.
(3)	The options will vest twenty-five percent on January 5, 2007 and the remainder will vest quarterly in equal increments.
(4)	The options will vest twenty-five percent on September 28, 2006 and the remainder will vest quarterly in equal increments.

2006 Option Exercises and Stock Vested

There were no option exercises by our Named Executive Officers and none of our Class B common stock held by them was subject to vesting during the fiscal year ended December 31, 2006.

Potential Payments upon Termination or Change in Control

Employment Contracts with Named Executive Officers

We have entered into an Executive Employment Agreement with Michael A. Arends, our Chief Financial Officer, effective as of May 1, 2003 which provides that in the event that either: (1) Russell C. Horowitz ceases to be a Marchex employee for any reason; or (2) a change in control occurs while Mr. Arends is employed by Marchex, all options or other equity awards held by Mr. Arends with respect to our Class B common stock shall become fully vested. For purposes of this provision, a change in control occurs if one person or entity acquires control of 50% or more of our common stock entitled to vote for directors, but does not occur as a result of an acquisition by Marchex or any corporation controlled by Marchex.

Mr. Arends is entitled to receive the following termination benefits in the event of termination by the Company without cause, Mr. Arends’ death or disability, or Mr. Arends’ resignation for good reason following the expiration of the applicable cure period: (1) full vesting of stock options, and (2) if Mr. Arends ceases to be an employee within the first three years of his employment, he shall receive  1/4 of his then current salary and for each additional year after three full years of employment, he shall receive and additional amount equal to  1/12 of his then current salary; up to a maximum amount equal to his then current salary.

Restricted Stock Agreements

Effective January 1, 2007, we granted shares of restricted stock to each of our NEOs under our 2003 Amended and Restated Stock Incentive Plan. For as long as the NEO remains employed by us, the restricted shares will vest as follows:

•	12.5% will vest on each of July 1, 2008, January 1, 2009, July 1, 2009, and January 1, 2010; and

•	the remaining 50% will vest on January 1, 2013.

However, all restricted shares will vest immediately upon a change of control of the Company. In the event that any portion of these restricted shares which such NEOs are entitled to receive in connection with a change of control transaction constitute “parachute payments” under Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended, then the Company will “gross-up” the payment to cover all applicable excise taxes on such parachute payments (including income and excise taxes on such gross-up payment).

Retention Agreements

On October 2, 2006, we entered into retention agreements with each of Messrs. Arends and Ferroni, and two other members of our senior management team, which provide that in the event of a change of control, each of Mr. Arends and Mr. Ferroni would be entitled to a lump sum payment equal to two times the amount calculated by adding (1) his annual salary at that time plus (2) the greater of (a) any bonus he earned with respect to the prior fiscal year or (b) his pro rata portion of the aggregate bonus pool under our Annual Incentive Plan for the current year assuming achievement under the Plan of the maximum performance targets for such year. With respect to Messrs. Arends and Ferroni, if within twelve (12) months following a change of control: (1) the Company shall terminate his employment with the Company without cause, or (2) he shall voluntarily terminate such employment with good reason, the Company shall provide reimbursement of health care premiums for him and his dependents, for a period of eighteen (18) months from the date of his termination, to the extent that he is eligible for and elects continuation coverage under COBRA (provided that such reimbursement shall terminate upon commencement of new employment by an employer that offers health care coverage to its employees). In the event that any portion of these payments or benefits which such NEOs are entitled to receive in connection with a change of control transaction constitute “parachute payments” under Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended, then the Company will “gross-up” the payment to cover all applicable excise taxes on such parachute payments (including income and excise taxes on such gross-up payment).

The following describes our potential payments and estimated value of any vesting of stock options or restricted stock to our NEO’s upon termination or change of control of Marchex. The actual amounts to be paid and the value of any vesting of stock options or restricted stock can be determined only at the time of such termination or change of control, and are dependent upon the facts and circumstances then applicable:

(i) salaries of $510,000 to Mr. Arends and $400,000 to Mr. Ferroni (based on annual salaries effective January 1, 2007);

(ii) bonuses of $333,000 to each of Messrs. Arends and Ferroni (based on achieving maximum performance targets for 2007);

(iii) options awards ($) of $638,000 to Mr. Arends and $616,000 to Mr. Ferroni (which reflects the value of the acceleration of unvested stock options at December 31, 2006 that would be recognized for financial reporting purposes pursuant to FAS 123(R));

(iv) restricted stock awards ($) of $10,704,000 to Mr. Horowitz, $4,014,000 to Mr. Arends and $2,676,000 to Mr. Ferroni (which reflects the value of restricted stock awards granted January 1, 2007 based upon the closing market price of $13.38 per share on December 29, 2006, the last trading day of 2006); and

(v) health benefits of $17,800 to each of Messrs. Arends and Ferroni (based on the estimated cost of health benefits for a period of eighteen months).

Procedures for Review and Approval of Related Person Transactions

Our Audit Committee is responsible under its charter for reviewing and approving in advance any proposed related party transactions which would require disclosure under Item 404(a) of Regulation S-K and reporting to the Board of Directors on any approved transactions. The Audit Committee is responsible for ensuring that such relationships are on terms commensurate with those that would be extended to an unrelated third party.

Compensation of Directors

The Compensation Committee is responsible for periodically reviewing and recommending to the Board of Directors the compensation of our independent directors. Messrs. Horowitz and Keister, our two employee directors, do not receive separate compensation for their Board service. The following table summarizes compensation earned by or awarded to our independent directors who served on our Board of Directors in 2006.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)(2)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Dennis Cline	—	—	76,000	—	—	—	76,000
Anne Devereux	—	—	15,000	—	—	—	15,000
Jonathan Fram	—	—	76,000	—	—	—	76,000
Rick Thompson*	—	—	76,000	—	—	—	76,000

*	Mr. Thompson resigned from the Board of Directors effective October 19, 2006.
(1)

Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) without regard to estimated forfeitures and includes amounts from awards granted in and prior to 2006. A description of the assumptions used with respect to this valuation are set forth in “Marchex, Inc. Consolidated Financial Statements—Notes to Financial Statements—Note 6(d)—Stock Option Plan.”

(2)

As of December 31, 2006, the aggregate number of outstanding option awards (including vested and unvested options), for each director (including Mr. Thompson) was as follows: Dennis Cline 35,000; Anne Devereux 40,000; Jonathan Fram 45,000; and Rick Thompson 37,500.

(3)

The grant-date fair value, computed in accordance with FAS 123(R) without regard to estimated forfeitures, of the stock options granted to each director in 2006 was $70,000 for each of Dennis Cline, Jonathan Fram, and Rick Thompson and $292,000 for Anne Devereux.

The Company’s directors currently do not receive cash compensation for their services as members of the Board of Directors. Directors are, however, reimbursed for the reasonable out-of-pocket expenses they incur in attending meetings of the Board of Directors or Board of Director Committees. In May of 2006, the Company granted each of Messrs. Cline, Fram and Thompson a non-qualified stock option pursuant to the Company’s 2003 amended and restated stock incentive plan to purchase 7,500 shares of the Company’s Class B common stock, at an exercise price of $19.60 per share and which become fully exercisable on May 12, 2007 assuming continued service on the Board during such period. In October of 2006, the Company granted Ms. Devereux a non-qualified stock option pursuant to the Company’s 2003 amended and restated stock incentive plan to purchase 40,000 shares of the Company’s Class B common stock, at an exercise price of $16.51 per share and with vesting over a four year period pursuant to which twenty-five percent will vest October 19, 2007 and the remainder will vest quarterly thereafter in equal increments.

Equity Compensation Plans

Stock Incentive Plan. On January 17, 2003, we adopted our 2003 stock incentive plan. The plan provides for the granting of shares of Class B common stock to employees, directors, and consultants of Marchex, its affiliates and strategic partners and provides for the following types of option grants:

•	incentive stock options within the meaning of Section 422 of the Internal Revenue Code, sometimes known as ISOs;

•	non-statutory stock options, which are options not intended to qualify as ISOs, sometimes known as non-qualified options; and

•	right to purchase shares pursuant to restricted stock purchase agreements.

Employee Stock Purchase Plan. Our 2004 employee stock purchase plan, effective on March 30, 2004, was adopted by our Board of Directors and approved by our stockholders on February 15, 2004. This plan is intended to qualify under Section 423 of the Internal Revenue Code and permits eligible employees to purchase our Class B common stock for amounts up to 15% of their compensation in purchase periods under the plan. Under the purchase plan, no employee will be permitted to purchase stock worth more than $25,000 in any calendar year, valued as of the first day of each purchase period. We have authorized an aggregate of 300,000 shares of our Class B common stock for issuance under the purchase plan to participating employees. The purchase plan provides for purchase periods which shall be determined by the Board of Directors.

The purchase plan was amended on December 8, 2005 to provide that effective January 1, 2006 the purchase price of shares of Class B common stock available under the purchase plan shall be equal to 95% of the closing price of the shares of Class B common stock on the last business day of each purchase period.

Equity Compensation Plan Information

The following table sets forth certain information regarding our Class B common stock that may be issued upon exercise of options, warrants and other rights under all of our existing equity compensation plans as of December 31, 2006.

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by security holders
2003 stock incentive plan(1)	5,660,405	$12.38 per share	1,165,977
2004 employee stock purchase plan	4,486	$12.71 to $18.28	251,499
Stand-alone warrants not approved by security holders(2)	6,500	$8.45	N/A

Total	5,671,391	$8.45 to $18.28	1,417,476

(1)

We have reserved 10,231,169 shares of Class B common stock for issuance under our 2003 stock incentive plan, which includes an increase of 1,969,742 shares to the authorized number of shares available under the plan which occurred on January 1, 2007 as a result of the “evergreen provision” under the plan. The “evergreen provision” provides for annual increases in the number of shares available for issuance under the plan, on the first day of our fiscal year, equal to 5% of the outstanding shares of Class B common stock (including any shares of Class B common stock issuable upon conversion of any outstanding capital stock) on such date.

(2)

In connection with our initial public offering in April 2004 we granted warrants to the underwriters in that offering to purchase an aggregate of 120,000 shares of Class B common stock upon exercise thereof at an exercise price of $8.45 per share. The warrants are exercisable over a four-year period commencing on April 5, 2005 and ending April 5, 2009. As of December 31, 2006, approximately 6,500 warrants remained unexercised.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, officers and persons who beneficially own more than 10% of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership. Directors, officers and 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on review of the copies of such reports the Company has received, or written representations that no other reports were required for those persons, the Company believes that its directors, officers and 10% stockholders complied with all applicable filing requirements during 2006.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Stockholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of the proxy rules promulgated by the SEC. Proposals of stockholders of the Company intended to be presented for consideration at our 2008 Annual Meeting of Stockholders must be received by the Company no later than December 12, 2007 and must otherwise comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Stockholder proposals should be addressed to the attention of the Company’s General Counsel, 413 Pine Street, Suite 500, Seattle, Washington 98101.

Stockholders who wish to present a proposal at our 2008 Annual Meeting of Stockholders – other than one that will be included in our proxy materials – should send notice to the Company by February 25, 2008. If a stockholder proposal is not submitted by this date and it is properly brought before our 2008 Annual Meeting of Stockholders, we may exercise voting discretion to vote the proxies that the Board of Directors solicits for our 2008 Annual Meeting of Stockholders on such stockholder proposal in accordance with our best judgment. If a stockholder makes a timely notification, the people we name as proxies may still exercise discretionary voting authority under circumstances consistent with the proxy rules of the SEC. The corresponding proposal submission date for our 2007 Annual Meeting of Stockholders was March 3, 2007. We have discretionary authority to vote the proxies that the Board of Directors solicits for our 2007 Annual Meeting of Stockholders on any stockholder proposals properly brought before our 2007 Annual Meeting of Stockholders with respect to which the Company was not notified by that date.

ANNUAL REPORT ON FORM 10-K

A copy of Marchex’s annual report on Form 10-K for the year ended December 31, 2006, including its financial statements for the year ended December 31, 2006, accompanies this proxy statement and is also available for download or review by visiting www.marchex.com/ir.html. An additional copy of such annual report on 10-K (without exhibits) will be furnished without charge and a copy of any or all exhibits to such annual report on Form 10-K will be furnished for a fee which will not exceed our reasonable expenses in furnishing exhibits upon request by any stockholder to Marchex Investor Relations, 413 Pine Street, Suite 500, Seattle, WA 98101, or by calling (206) 331-3600.

DELIVERY OF THIS PROXY STATEMENT

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report and proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, brokers with account holders who are Company stockholders may be “householding” our proxy materials. A single annual report and proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate annual report and proxy statement, please notify your broker and direct your written request to Marchex Investor Relations, 413 Pine Street, Suite 500, Seattle, WA 98101 or by calling (206) 331-3600.

Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

The Company’s stock transfer agent and registrar is Mellon Investor Services LLC, 520 Pine Street, Suite 1220, Seattle, WA 98101, (206) 674-3033.

By order of the Board of Directors,

Ethan Caldwell

Secretary

PROXY PROXY MARCHEX, INC. CLASS B COMMON STOCK ANNUAL MEETING OF STOCKHOLDERS, MAY 11, 2007 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MARCHEX, INC. The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held May 11, 2007 and the Proxy Statement, and appoints Michael A. Arends and Ethan Caldwell, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Class B common stock of Marchex, Inc. (the “Company”) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entities, at the Annual Meeting of Stockholders of the Company to be held at the Grand Hyatt, 721 Pine Street, Seattle Washington, on May 11, 2007 at 10:00 a.m. local time, and at any adjournments or postponements thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth below and on the reverse side. Please mark, date, sign and return this proxy promptly in the enclosed envelope. (Continued, and to be marked, dated and signed, on the other side) Address Change/Comments (Mark the corresponding box on the reverse side) FOLD AND DETACH HERE You can now access your MARCHEX, INC. account online. Access your MARCHEX, INC. stockholder account online via Investor ServiceDirect (ISD). Melon Investor Services LLC, Transfer Agent for MARCHEX, INC., now makes it easy and convenient to get current information on your shareholder account. View account status View payment history for dividends View certificate history Make address changes View book-entry information Obtain a duplicate 1099 tax form Establish/change your PIN Visit us on the web at http://www.melloninvestor.com For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC ****TRY IT OUT**** www.melloninvestor.com/isd/ Investor ServiceDirect Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-800-370-1163

d Mark Here for Address Change or Comments ` PLEASE SEE REVERSE SIDE FOR ALL WITHHOLD ALL FOR ALL EXCEPT FOR AGAINST    ABSTAIN 1. To elect five directors to serve on the Company’s Board of Directors until their successors are duly elected and qualified: ` ` ` 2. To ratify the appointment of KPMG LLP as independent accountants of the Company for the fiscal year ending December 31, 2007. `       `            ` 01 Russell C. Horowitz 02 Dennis Cline 03 Anne Devereux 04 Jonathan Fram 05 John Keister 3. In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon such other matters as may properly come before the meeting. The Board of Directors recommends a vote IN FAVOR OF the directors listed above and a vote IN FAVOR OF each of the listed proposals. This Proxy, when properly executed, will be voted as To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s number on the line below: Please indicate if you plan to attend this meeting ` specified above. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF THE DIRECTORS LISTED ABOVE AND IN FAVOR OF THE OTHER PROPOSALS. SECTION–THIS AREA IS RESERVED FOR COMBINED ISSUES /PLANS Signature Signature Date Please sign exactly as the name appears on your stock certificate. When shares of capital stock are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, FOLD AND DETACH HERE WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK. Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET http://www.proxyvoting.com/mchx Use the internet to vote your proxy. Have your proxy card in hand when you access the web site. OR TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. You can view the Annual Report and Proxy Statement on the internet at www.marchex.com